Accelerate Diagnostics Announces Final Results of Rights Offering

TUCSON, Ariz., August 13, 2013—Accelerate Diagnostics, Inc. (NASDAQ: AXDX), announced today that it has completed its previously announced rights offering. Through broad participation from both insiders and non-insider investors, the Company raised $20,000,000, including proceeds from a standby commitment made by Abeja Ventures, LLC.

Stockholders subscribed for a total of 1,871,410 shares of the Company’s common stock pursuant to their basic subscription privileges, representing a 75% participation rate. In addition, stockholders over subscribed for a total of 1,077,471 shares of which 203,062 shares were issued following exclusions based on the outcome of the basic subscription. Finally, a total of 413,090 shares of common stock will be issued to the standby purchaser. In the aggregate, the Company will issue 2,487,562 shares of common stock of which 1,719,425 shares, or 69%, were acquired by directors of the company.

“The broad participation of our directors and general shareholder base in this offering underscores the great ongoing support for the company, our technology, and its market potential,” said Lawrence Mehren, CEO of Accelerate Diagnostics, Inc.

The shares of the Company’s common stock issuable pursuant to the rights offering and Standby Purchase Agreement will be issued to stockholders and the standby purchaser as promptly as practicable.

The rights offering was made pursuant to a Registration Statement on Form S-3 that was filed with the Securities and Exchange Commission (SEC) and became effective on July 12, 2013.  The rights offering was made solely by means of the prospectus that was filed with the SEC on July 12, 2013. For questions about the rights offering, contact Broadridge Corporate Issuer Solutions, Inc. at (855) 793-5068. Broadridge acted as the Subscription and Information Agent for the rights offering on behalf of the Company.

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. (NASDAQ: AXDX) is an in-vitro diagnostics company focused on developing and commercializing innovative systems for the rapid identification and antibiotic susceptibility testing of infectious pathogens. The Company’s revolutionary BACcel™ platform utilizes a proprietary culture-free process with both genomic and phenotypic detection technologies that significantly decreases time to result while achieving high sensitivity and specificity. In addition to the BACcel system development pipeline, the Company also owns and licenses its proprietary OptiChem™ surface coatings technology, which has numerous applications for binding in bio-analytical systems, such as microarrays. For more information, visit: www.acceleratediagnostics.com.

Forward-Looking Statements

This press release contains words such as “expects,” “shall,” “will,” “believes” and other similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company's current beliefs, known events and circumstances at the time of publication and, as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company's results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. For a full discussion of the Company’s risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Item 1A in the Company’s Transition Report on Form 10-KT, filed with the SEC on March 20, 2013. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.